ABN AMRO Series 2002 6 Aggregate Statement of Principal and Interest Distributions to Certificateholders for 200201 to 200212
Class	Principal	Interest	Ending Principal Balance
R 1	0.00	0.00	0.00
A 1	28,291,868.48	1,951,235.35	56,971,131.52
A 10	0.00	2,708.35	100,000.00
A 2	10,781,669.26	1,141,899.03	39,218,330.74
A 3	11,213,927.76	1,121,159.22	38,786,072.24
A 4	369,908.61	263,895.89	10,333,091.39
A 5	10,722,073.12	358,436.05	30,277,926.88
A 6	0.00	1,077,337.15	30,277,926.88
A 7	0.00	0.00	13,584,184.58
A 8	0.00	80,939.46	2,529,074.38
A 9	0.00	777,291.65	28,700,000.00
A P	3,299.11	0.00	634,018.89
A X	0.00	268,814.68	7,878,405.77
B 1	6,982.41	46,804.75	1,724,017.59
B 2	4,654.95	31,203.16	1,149,345.05
B 3	2,908.35	19,495.22	718,091.65
B 4	1,742.58	11,680.91	430,257.42
B 5	2,339.39	15,681.47	577,614.92
M	16,296.34	109,238.14	4,023,703.66
R 2	100.00	0.55	0.00